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                                                            Exhibit 99

SECURITY FIRST CORP.

Mary H. Crotty, Vice President/Chief Financial Officer
(440) 449-3700 Ext. 3273

October 21, 1997


                 SECURITY FIRST CORP. ANNOUNCES 16% INCREASE IN
                              SECOND QUARTER EARNINGS

     Mayfield Heights, October 21, 1997 --  Security First Corp.
(NASDAQ/NMS:SFSL), today reported net income for the second quarter ended September 30, 1997, of $2,305,000, a 16% increase over net income of $1,980,000 in the comparable quarter last year. Net income for the six months ended September 30, 1997 was $4,495,000, or a 15% increase over the $3,914,000 earned for the comparable six month period last year.

     Earnings and per-share comparisons for the second quarter and six months ended September 30, 1996, exclude the special charge of $1,694,000 (after tax) for the Savings Association Insurance Fund ("SAIF") assessment.

     Earnings per share of $.27 and $.53 (fully diluted) for the September 1997 quarter and six months, respectively, represented a 13% increase over per-share earnings in the prior year periods.

     Earnings per share for the second quarter and six months ended September 30, 1996 are restated to reflect the three-for-two stock split in the form of a 50% stock dividend, which was distributed to shareholders on July 31, 1997.

     Security First Corp. Chairman Charles F. Valentine said, "Our net income increase of 16% for the current quarter was due to continued strong loan demand and containment of operating expenses. Total loans outstanding at September 30, 1997, were $603.3 million, or 14% higher than the $531.3 million
in total loans at September 30, 1996.   Total assets increased a similar 14%
to $680.8 million from $599.8 million in the prior year."

     Valentine continued, "We are also pleased to announce that the litigation involving U.S. Die Casting and Development Company ("U.S. Die") has been settled by the payment of plaintiff's legal costs, and all the claims against Security First Corp. have been dismissed with prejudice. Security First's insurer has funded the amount paid to U.S. Die as part of the settlement."

     For the quarter ended September 30, 1997, Security First's annualized returns on average assets ("ROA") and average equity ("ROE") were 1.39% and 14.85%, respectively, compared with 1.35% and 14.10% for the same period last year.

     Non-performing loans of $2.2 million, or .37% of total loans at September 30, 1997, increased somewhat from the $1.3 million, or .24% of total loans in the prior year. At September 30, 1997, ratios of allowances for loan losses to non-performing loans and total loans were 227% and .84%, respectively, while the corresponding ratios were 379% and .89% a year ago."

     Security First Corp. is the holding company for Security Federal Savings & Loan Association of Cleveland and First Federal Savings Bank of Kent. The Company operates 14 branch offices throughout six counties in Northeast Ohio.

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                          SECURITY FIRST CORP.
                           (NASDAQ/NMS:SFSL)
                      OPERATING HIGHLIGHTS (UNAUDITED)
                (Dollars in thousands, except per share data)
            ===========================================================

                            Three Months Ended                 Six Months Ended
                               September 30,                     September 30
                           ----------------------           --------------------
                             1997         1996              1997          1996
                           ----------------------           --------------------


Interest income            $13,826        $12,106            $27,242      $23,720
Interest expense             7,387          6,265             14,521       12,088
                           -------        -------            -------       ------

Net interest income          6,439          5,841             12,721      11,632
Provision for loan losses       84             84                142         180
                           -------         ------            -------      ------

Net interest income after
 provision for loan losses   6,355           5,757             12,579      11,452

Other income                   465             392                907         825
Gain (loss) on sale of loans   (51)             49                (51)         49
Amortization of goodwill       (26)            (27)               (52)        (54)
SAIF assessment                 ---         (2,567)                ---     (2,567)
Other operating expenses    (3,204)         (3,127)            (6,490)     (6,259)
                           ------------------------            --------------------

Income before taxes          3,539              477              6,893      3,446

Federal income taxes         1,234              191              2,398      1,226
                           ------------------------             -------------------

Net income                  $2,305             $286              $4,495     $2,220
                           ========================              ===================


Earnings per share:
 Primary - on net income        $0.30       $0.04 (a)            $0.58     $0.29 (a)
 Primary - excluding
    SAIF assessment             $0.30       $0.26 (a)            $0.58     $0.52 (a)

  Fully diluted - on net income $0.27       $0.04 (a)            $0.53     $0.28 (a)
  Fully diluted - excluding
    SAIF assessment             $0.27       $0.24 (a)            $0.53     $0.47 (a)


  Shares used in the computation
    of earnings per share:
  Primary                        7,763,583   7,551,903 (a)     7,726,116     7,537,638 (a)
  Fully diluted                  8,781,240   8,680,935 (a)     8,790,872     8,680,935 (a)

  Cash dividends paid per share    $0.08       $0.07 (a)          $0.16        $0.14 (a)

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                                   SECURITY FIRST CORP.
                                    (NASDAQ/NMS:SFSL)
                     OPERATING HIGHLIGHTS (UNAUDITED) - continued
                     (Dollars in thousands, except per share data)
             ===========================================================

                                      Three Months Ended            Six Months Ended
                                          September 30,                 September 30
                                      ----------------------       --------------------
                                      1997         1996            1997          1996
                                      ----------------------       --------------------



Book value per share                    $8.31        $7.46 (a)     $8.31        $7.46 (a)

Tangible book value per share            8.18         7.31 (a)      8.18         7.31 (a)

Return on average assets - (annualized)  1.39%        0.19%         1.37%        0.77%

Return on average assets - (annualized)
  excluding SAIF assessment              1.39%        1.35%         1.37%        1.37%

Return on average equity - (annualized) 14.85%        2.04%        14.69%        7.99%

Return on average equity - (annualized)
  excluding SAIF assessment             14.85%       14.10%        14.69%       14.09%

Yield on average interest-
 earning assets                          8.66%        8.59%         8.62%         8.62%

Cost of average interest-
 bearing liabilities                     4.98%        4.79%         4.95%         4.73%

Interest rate spread                     3.68%        3.80%         3.67%         3.89%

Net yield on average interest-
 earning assets                          4.03%         4.14%        4.03%         4.23%

Efficiency ratio (b)                    46.41%        50.17%       47.62%         50.24%

Average balance sheet:
 Assets                                 $664,461      $587,059      $657,116      $573,345
 Earning assets                          638,884       563,807       631,777       550,110
 Loans, net                              588,014       515,203       582,479       501,779
 Deposits                                477,408       414,996       465,588       412,745
 Shareholders' equity                     62,079        56,157        61,200        55,541


(a) Adjusted to reflect the three-for-two stock split distributed on July 31, 1997.

(b) Operating expenses (excluding amortization of goodwill and SAIF assessment) divided by the sum of net interest income and other income, not including non-recurring items or gains and losses on loans or securities.